NEWS RELEASE
                                   FOR MORE INFORMATION CONTACT
                                   Shirley B. Kessler
                                   President and
                                   Chief Executive Officer

                                   FOR IMMEDIATE RELEASE
                                   (618) 395-8676


                    COMMUNITY FINANCIAL CORP.
   COMPLETES ACQUISITION OF MIDAMERICA BANK OF ST. CLAIR COUNTY


     Olney, Illinois - December 1, 1997. Community Financial Corp. (Nasdaq.nms: CFIC), the holding company for Community Bank & Trust, N.A., American Bank of Illinois in Highland, The Egyptian State Bank and Saline County State Bank, announced today that it has completed the transaction pursuant to which Community Financial Corp. acquired MidAmerica Bank of St. Clair County in O'Fallon, Illinois for a cash purchase price of $5.6 million and MidAmerica Bank of St. Clair County became a wholly owned subsidiary of Community Financial Corp.

     MidAmerica Bank of St. Clair County has one office, located in O'Fallon, Illinois, with total assets of $19.3 million and will remain a separate bank subsidiary of Community Financial Corp. All staff members of the bank will be retained to ensure the high level of service the customers have come to expect.

     "Community Financial Corp. is very enthusiastic about its affiliation with MidAmerica Bank of St. Clair County," stated Shirley B. Kessler, President of Community Financial Corp. "We are excited about the growth potential this market holds and the opportunity to offer our existing products to new customers."

     Norman Backues, President of MidAmerica Bank of St. Clair County, said, "We believe that affiliation with Community Financial Corp. and its other bank subsidiaries will enable us to enhance our product offerings and better serve our communities. Community Financial Corp. provides the same kind of personal service that has been the foundation of our growth. We are confident that our customers will benefit from this affiliation."

     The acquisition results in consolidated assets for Community
Financial Corp. of approximately $294.8 million, consolidated loans of approximately $162.1 million, and consolidated deposits of approximately $223.0 million based on October 31, 1997 financial information.

     Community Financial Corp. is the bank holding company for Community Bank & Trust, N.A., American Bank of Illinois, The
Egyptian State Bank and Saline County State Bank, serving
Southern Illinois.